Exhibit 99.1

Analog Devices Announces Financial Results for the Fourth Quarter and Fiscal Year 2011

NORWOOD, Mass.--(BUSINESS WIRE)--November 21, 2011--Analog Devices, Inc. (NYSE: ADI):

  4Q11 revenue was $716 million
  4Q11 gross margin was 64.3% of revenue
  4Q11 operating margin was 32.9% of revenue
  4Q11 diluted EPS from continuing operations was $0.60
  4Q11 cash flow from operations was $230 million, or 32% of revenue
  FY11 revenue increased 8% from the prior year to $3.0 billion
  FY11 diluted EPS from continuing operations increased 20% from the prior year to $2.79
  Board of Directors declared a quarterly dividend of $0.25 per share
  Financial results and 1Q12 outlook will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for its fiscal fourth quarter and fiscal year ended October 29, 2011.

“We are very pleased with our fiscal year 2011 performance as ADI delivered record annual revenue and profitability, with revenue of approximately $3 billion, operating profit of approximately $1.1 billion, or 35.8% of revenue, and diluted EPS from continuing operations of $2.79. In addition, we generated strong free cash flow of $778 million, or 26% of revenue,” said Jerald G. Fishman, President and CEO. “In the fourth quarter, our results declined, consistent with a general slowdown in the semiconductor industry, particularly in the industrial and communications markets. Nevertheless, during this period, the consumer end market showed seasonal growth and the automotive sector continued to be strong. During the fourth quarter, we also reduced production levels, which reduced both our internal and channel inventories despite lower revenue, and resulted in lower gross margins. In addition, we took steps to reduce discretionary spending, allowing us to produce strong profitability while continuing to invest in our key strategic programs.”

Results for the Fourth Quarter of Fiscal 2011

  Revenue was $716 million, a 6% decrease from the immediately prior quarter and a 7% decrease from the same period one year ago. For more information regarding revenue by end market and product type for the fourth quarter of fiscal 2011, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 64.3% of revenue, compared to 67.2% of revenue in the immediately prior quarter, and 67.0% of revenue in the same period one year ago.
  Operating expenses were $225 million, which includes $2.2 million of restructuring charges related to actions taken in the fourth quarter. This compares to $231 million in the immediately prior quarter and $230 million in the same period one year ago.

  Operating income from continuing operations was $235 million, or 32.9% of revenue, which includes $2.2 million of restructuring charges. This compares to $279 million, or 36.8% of revenue, in the immediately prior quarter, and $286 million, or 37.1% of revenue, in the same period one year ago.
  Diluted earnings per share (EPS) from continuing operations was $0.60, compared to $0.71 in the immediately prior quarter and $0.73 in the same period one year ago.
  The Board of Directors declared a cash dividend of $0.25 per outstanding share of common stock, which will be paid on December 21, 2011 to all shareholders of record at the close of business on December 2, 2011.
  Net cash provided by operating activities was $230 million, or 32% of revenue. Capital expenditures were $26 million, cash dividends paid were $75 million, and $83 million was used to repurchase 2.5 million shares of ADI stock during the fourth quarter of fiscal 2011.
  Cash and short-term investments at the end of the quarter totaled $3.6 billion, compared to $3.5 billion at the end of the immediately prior quarter.
  Accounts receivable, as measured by days sales outstanding, was 44 days compared to 45 days in the immediately prior quarter.
  Inventory decreased by $4 million, or 1%, compared to the immediately prior quarter. Days in inventory decreased to 105 days from 110 days at the end of the immediately prior quarter.

Results for Fiscal Year 2011

  Revenue was $3.0 billion, an 8% increase from $2.8 billion recorded in fiscal 2010. For more information regarding the breakout of revenue by end market and product type for fiscal 2011, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 66.4% of revenue, compared to 65.2% of revenue in fiscal 2010.
  Operating expenses were $915 million, compared to $899 million in fiscal 2010. Excluding one-time items, non-GAAP operating expenses were $883 million in fiscal 2010. The table reconciling non-GAAP data to the Company’s GAAP results is provided in this release on Schedule F. A more complete table covering reconciliations for prior periods is available on the Analog Devices Investor Relations website at investor.analog.com.
  Operating income from continuing operations was $1.1 billion, or 35.8% of revenue, compared to $900 million, or 32.6% of revenue, in fiscal 2010. Excluding one-time items, non-GAAP operating income from continuing operations was $917 million, or 33.2% of revenue, in fiscal 2010.
  Diluted EPS from continuing operations was $2.79, compared to $2.33 in fiscal 2010. Excluding one-time items, non-GAAP diluted EPS from continuing operations was $2.72 in fiscal 2011, compared to $2.37 in fiscal 2010.
  Net cash provided by operating activities was $901 million, or 30% of revenue. Capital expenditures were $123 million, cash dividends paid were $282 million, and approximately $330 million was used to repurchase 9.0 million shares of ADI stock during fiscal 2011.

  Cash and short-term investments at the end of fiscal year 2011 totaled $3.6 billion, compared to $2.7 billion at the end of fiscal year 2010.

Outlook for the First Quarter of Fiscal 2012

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, as a result of, among other things, the important factors discussed at the end of this release. These statements supersede all prior statements regarding our business outlook set forth in prior ADI news releases.

Regarding the company’s short-term outlook, Mr. Fishman stated, “During the fourth quarter, order rates slowed but appeared to stabilize and our backlog decreased from the prior quarter. We believe that our customers are taking steps to reduce their inventory levels due to the uncertainties in the worldwide economy and we expect this to continue through the first quarter. These inventory reductions, together with what is typically a seasonally weak quarter for ADI, cause us to believe that revenue will decline sequentially in the first quarter. We plan to bring production levels down in the first quarter, consistent with the decline in revenue, which should have a negative impact on gross margin. In response to this drop in revenue and gross margin, we plan to once again manage expenses carefully.”

Mr. Fishman continued, “Our first quarter will have 14 weeks. However, the shutdowns for Christmas in Europe and North America, and the Lunar New Year in Asia will likely mitigate, or eliminate, the benefit of the extra week of revenue. The net result is likely to be an equivalent of 13 weeks of shipments and 14 weeks of expenses.”

As a result of these factors, ADI’s outlook for the first quarter of fiscal 2012 is as follows:

  Revenue: Down 5% to 10% sequentially.
  Gross margin: 63.0% plus or minus 50 basis points.
  Operating expenses: $226 million to $229 million.
  Diluted EPS: $0.44 to $0.51.

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the fourth quarter results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 855-859-2056 (replay only) and providing the conference ID: 25055926, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the Company’s operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other material cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

The following items are excluded from our non-GAAP diluted earnings per share:

Tax-Related Items. In the first quarter of fiscal year 2011, we recorded a $13 million tax benefit related to taxes that are one-time in nature. These one-time tax items included the reinstatement of the R&D tax credit in December 2010, retroactive to January 1, 2010; a reduction in a state tax credit valuation reserve we had recorded in prior years, which we now believe we can recover; and a benefit from the increase to the Irish deferred tax asset as a result of the increase in the Irish manufacturing tax rate from 10% to 12.5%. In the second quarter of fiscal 2011, we recorded a one-time $10.8 million tax benefit for a settlement with the Internal Revenue Service related to certain tax matters for the fiscal 2004 through fiscal 2007 tax years. We excluded these tax-related items from our non-GAAP measures because they are not associated with the tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology when excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, backlog, inventory levels, gross margin, operating margin, cash flow, and other financial results, shareholder returns, expected market trends, growth opportunities and business strategy, our competitiveness, expected customer demand for our products, and expected results of our ongoing expense management efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: sovereign debt issues globally, any faltering in global economic conditions and financial markets, erosion of consumer confidence and declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, inability to license third party intellectual property, inability to meet customer demand, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, Fourth Quarter, Fiscal 2011

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended			Twelve Months Ended
	4Q 11	3Q 11	4Q 10	FY 11	FY 10
	Oct. 29,	July 30,	Oct. 30,	Oct. 29,	Oct. 30,
	2011	2011	2010	2011	2010
Revenue	$716,134	$757,902	$769,990	$2,993,320	$2,761,503
Year-to-year change	-7%	5%	35%	8%	37%
Quarter-to-quarter change	-6%	-4%	7%
Cost of sales (1)	255,620	248,262	253,761	1,006,779	962,081
Gross margin	460,514	509,640	516,229	1,986,541	1,799,422
Gross margin percentage	64.3%	67.2%	67.0%	66.4%	65.2%
Operating expenses:
R&D (1)	123,889	128,476	128,140	505,570	492,305
Selling, marketing and G&A (1)	99,094	102,323	102,349	406,707	390,560
Special charges	2,239	-	-	2,239	16,483
Operating income from continuing operations	235,292	278,841	285,740	1,072,025	900,074
Other expense (income)	4,292	3,970	(2,317)	10,578	(1,591)
Income from continuing operations before income tax	231,000	274,871	288,057	1,061,447	901,665
Provision for income taxes	47,473	54,936	63,063	200,553	190,440
Income from continuing operations, net of tax	183,527	219,935	224,994	860,894	711,225
Income from discontinued operations, net of tax	-	-	-	6,500	859
Net income	$183,527	$219,935	$224,994	$867,394	$712,084

Shares used for EPS - basic	298,910	299,616	298,228	299,417	297,387
Shares used for EPS - diluted	305,734	308,744	306,711	308,236	305,861

Earnings per share from continuing operations - basic	$0.61	$0.73	$0.75	$2.88	$2.39
Earnings per share from continuing operations - diluted	$0.60	$0.71	$0.73	$2.79	$2.33

Earnings per share - basic	$0.61	$0.73	$0.75	$2.90	$2.39
Earnings per share - diluted	$0.60	$0.71	$0.73	$2.81	$2.33

Dividends paid per share	$0.25	$0.25	$0.22	$0.94	$0.84

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,835	$1,811	$1,923	$7,294	$7,333
R&D	$6,033	$5,877	$6,020	$23,289	$23,342
Selling, marketing and G&A	$5,684	$5,622	$5,543	$21,775	$21,077

Analog Devices, Fourth Quarter, Fiscal 2011

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	4Q 11	3Q 11	4Q 10
	Oct. 29,	July 30,	Oct. 30,
	2011	2011	2010
Cash & short-term investments	$3,592,462	$3,514,538	$2,687,768
Accounts receivable, net	348,416	375,011	387,169
Inventories (1)	295,081	299,332	277,478
Other current assets	150,389	150,250	126,584
Total current assets	4,386,348	4,339,131	3,478,999
PP&E, net	478,839	481,596	472,665
Investments	29,361	30,249	10,007
Goodwill and intangible assets	287,287	293,343	256,923
Other	95,800	107,062	110,237
Total assets	$5,277,635	$5,251,381	$4,328,831

Deferred income on shipments to distributors, net	$233,249	$277,528	$242,848
Other current liabilities	291,756	278,759	400,619
Long-term debt, non-current	871,876	875,766	400,635
Non-current liabilities	85,341	103,611	85,012
Stockholders' equity	3,795,413	3,715,717	3,199,717
Total liabilities & equity	$5,277,635	$5,251,381	$4,328,831

(1) Includes $2,431, $2,474 and $2,534 related to stock-based compensation in 4Q11, 3Q11 and 4Q10, respectively.

Analog Devices, Fourth Quarter, Fiscal 2011

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended			Twelve Months Ended
	4Q 11	3Q 11	4Q 10	FY 11	FY 10
	Oct. 29,	July 30,	Oct 30,	Oct. 29,	Oct. 30,
	2011	2011	2010	2011	2010
Cash flows from operating activities:
Net Income	$183,527	$219,935	$224,994	$867,394	$712,084
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	28,781	29,133	29,307	116,873	116,083
Amortization of intangibles	267	347	639	1,346	4,828
Stock-based compensation expense	13,552	13,310	13,486	52,358	51,752
Gain on sale of business	-	-	-	(6,500)	(859)
Excess tax benefit - stock options	(7,640)	(1,282)	(164)	(44,936)	(317)
Non-cash portion of special charges	-	-	-	-	487
Other non-cash activity	(352)	485	242	833	1,662
Deferred income taxes	8,693	4,650	6,367	1,704	(9,866)
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities	3,332	(9,598)	(595)	(88,543)	115,321
Total adjustments	46,633	37,045	49,282	33,135	279,091
Net cash provided by operating activities	230,160	256,980	274,276	900,529	991,175
Percent of total revenue	32.1%	33.9%	35.6%	30.1%	35.9%

Cash flows from investing activities:
Additions to property, plant and equipment	(26,331)	(36,977)	(37,763)	(122,996)	(111,557)
Purchases of short-term available-for-sale investments	(1,156,671)	(1,473,867)	(1,038,519)	(4,289,304)	(3,478,025)
Maturities of short-term available-for-sale investments	1,101,973	853,624	786,021	3,436,284	2,801,727
Sales of short-term available-for-sale investments	23,476	-	149,777	282,861	234,718
Net proceeds related to sale of businesses	-	-	-	10,000	63,036
Payments for acquisitions	-	(13,988)	-	(13,988)	-
Decrease (increase) in other assets	88	836	608	(6,595)	4,276
Net cash used for investing activities	(57,465)	(670,372)	(139,876)	(703,738)	(485,825)

Cash flows from financing activities:
Proceeds from long-term debt	-	-	-	515,507	-
Term loan repayments	(3,625)	(21,142)	-	(28,392)	-
Dividend payments to shareholders	(74,824)	(74,993)	(65,589)	(281,626)	(249,964)
Repurchase of common stock	(82,816)	(66,283)	(35,801)	(330,256)	(39,848)
Net proceeds from employee stock plans	27,925	41,160	42,145	217,164	216,147
Increase (decrease) in other financing activities	914	(2,410)	208	1,279	710
Excess tax benefit - stock options	7,640	1,282	164	44,936	317
Net cash (used for) provided by financing activities	(124,786)	(122,386)	(58,873)	138,612	(72,638)
Effect of exchange rate changes on cash	(630)	(1,162)	1,044	(303)	(2,441)

Net increase (decrease) in cash and cash equivalents	47,279	(536,940)	76,571	335,100	430,271
Cash and cash equivalents at beginning of period	1,357,821	1,894,761	993,429	1,070,000	639,729
Cash and cash equivalents at end of period	$1,405,100	$1,357,821	$1,070,000	$1,405,100	$1,070,000

Analog Devices, Fourth Quarter, Fiscal 2011

Schedule D
Revenue Trends by End Market

The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market. During fiscal year 2011, the Company consolidated the computer end market, which represented approximately 1% of fiscal 2011 revenue, into the consumer end market, and reclassified handset revenue, which represented approximately 3% of fiscal 2011 revenue, from the communications end market to the consumer end market, for all periods presented.

	Three Months Ended
	Oct. 29,				July 30,	Oct. 30,
	2011				2011	2010
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$313,285	44%	-14%	-10%	$363,792	$348,035
Automotive	112,795	16%	11%	20%	101,454	93,802
Consumer	153,074	21%	8%	-9%	141,857	168,715
Communications	136,980	19%	-9%	-14%	150,799	159,438
Total Revenue	$716,134	100%	-6%	-7%	$757,902	$769,990

	Twelve Months Ended
	Oct. 29,					Oct. 30,
	2011					2010
	Revenue	%*	Y/Y %			Revenue
Industrial	$1,397,634	47%	10%			$1,267,736
Automotive	415,444	14%	25%			333,644
Consumer	586,945	20%	-6%			626,565
Communications	593,297	20%	11%			533,558
Total Revenue	$2,993,320	100%	8%			$2,761,503

* The sum of the individual percentages do not equal the total due to rounding.

Analog Devices, Fourth Quarter, Fiscal 2011

Schedule E
Revenue Trends by Product Type

The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Oct. 29,				July 30,	Oct. 30,
	2011				2011	2010
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$323,309	45%	-4%	-10%	$337,237	$357,762
Amplifiers / Radio Frequency	182,803	26%	-7%	-9%	197,494	200,136
Other analog	101,107	14%	-5%	9%	106,690	92,813
Subtotal Analog Signal Processing	607,219	85%	-5%	-7%	641,421	650,711
Power management & reference	53,129	7%	-3%	-5%	54,924	55,658
Total Analog Products	$660,348	92%	-5%	-7%	$696,345	$706,369
Digital Signal Processing	55,786	8%	-9%	-12%	61,557	63,621
Total Revenue	$716,134	100%	-6%	-7%	$757,902	$769,990

	Twelve Months Ended
	Oct. 29,					Oct. 30,
	2011					2010
	Revenue	%	Y/Y %			Revenue
Converters	$1,343,492	45%	4%			$1,295,678
Amplifiers / Radio Frequency	788,498	26%	12%			701,634
Other analog	410,233	14%	23%			334,649
Subtotal Analog Signal Processing	2,542,223	85%	9%			2,331,961
Power management & reference	217,501	7%	12%			194,699
Total Analog Products	$2,759,724	92%	9%			$2,526,660
Digital Signal Processing	233,596	8%	-1%			234,843
Total Revenue	$2,993,320	100%	8%			$2,761,503

Analog Devices, Fourth Quarter, Fiscal 2011

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Twelve Months Ended
	FY 11	FY 10
	Oct. 29,	Oct. 30,
	2011	2010

GAAP Operating Expenses	$914,516	$899,348
Percent of Revenue	30.6%	32.6%
Restructuring-Related Expense	-	(16,483)
Non-GAAP Operating Expenses	$914,516	$882,865
Percent of Revenue	30.6%	32.0%

GAAP Operating Income/Margin From Continuing Operations	$1,072,025	$900,074
Percent of Revenue	35.8%	32.6%
Restructuring-Related Expense	-	16,483
Non-GAAP Operating Income/Margin From Continuing Operations	$1,072,025	$916,557
Percent of Revenue	35.8%	33.2%

GAAP Diluted EPS Including Discontinued Operations	$2.81	$2.33
Diluted Loss Per Share from Discontinued Operations	0.02	0.00
GAAP Diluted EPS From Continuing Operations	$2.79	$2.33
IRS Tax Settlement	(0.04)	-
Impact of the Reinstatement of the R&D Tax Credit	(0.02)	-
Impact of State Tax Valuation	(0.02)	-
Impact of Increase in Irish Tax Rate	(0.00)	-
Restructuring-Related Expense	-	0.04
Non-GAAP Diluted EPS From Continuing Operations (1)	$2.72	$2.37

(1) The sum of the individual per share amounts may not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
781-461-3491 (fax)
Director of Investor Relations
investor.relations@analog.com